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EXHIBIT 10.88

                            AMENDMENT AND TERMINATION
                            OF THE DWYER GROUP, INC.
                             1997 STOCK OPTION PLAN

         WHEREAS, The Dwyer Group, Inc., a Delaware corporation (the "Company"), maintains The Dwyer Group, Inc. 1997 Stock Option Plan (the "Plan"); and

         WHEREAS, pursuant to Section 17 of the Plan, the Company through its Board of Directors has the authority to amend and terminate the Plan and now deems it appropriate to do so;

         NOW, THEREFORE, the Plan is hereby amended in the following respects and terminated, such termination to be effective _________, 2003:

         1.       Section 20 of the Plan is amended by adding a new subsection
(m) as follows:

                  (m)      "Change in Control" means:

                           (i) any merger or consolidation of the Company with one or more corporations in which the owners of the capital stock of the Company immediately prior to the merger or consolidation hold less than 50% of the capital stock of the surviving or resulting corporation;

                           (ii) any sale, lease or exchange of all or substantially all of the assets of the Company to an entity other than an entity of which the Company owns at least 50% of the capital stock; or

                           (iii) any transaction in which ownership of 100% of the capital stock of the Company is obtained by any entity other than an entity of which the Company owns at least 50% of the capital stock.

         2.       The Plan is amended to add a new Section 21 as follows:

                  21. CHANGE IN CONTROL. In the event of a Change in Control of the Company:

                           (a) 100% of the outstanding Incentive Options and Nonqualified Options granted under the Plan shall become immediately exercisable as of the date twenty days prior to the effective date of the Change in Control;

                           (b) the Company shall acquire and cancel all Incentive Options and Nonqualified Options that are not exercised as of the effective date of the Change in Control in consideration of a cash

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                  payment to the option holder equal to the excess of the per share Change in Control consideration over the per share exercise price under the option, multiplied by the number of shares covered by the option or portion thereof;

         3. The Plan is hereby amended by adding a new Section 22 as follows:

                  22. AMENDMENT OF OPTION AGREEMENTS. Notwithstanding Sections 10, 11 and 13 of the Plan, the Committee may extend the Option Period and the exercise period of an option, as the Committee shall determine, provided that if the Option Period exceeds ten years or if the participant exercises an option more than thee months after termination of employment or more than twelve months after death or disability, such option shall be treated as a Nonqualified Option.

         3. The Plan is hereby amended by adding a new Section 23 as follows:

                  23. TERMINATION OF THE PLAN. The Plan shall be terminated as of the effective date of a Change in Control. No options may be granted under the Plan on or after the effective date of any Change in Control.

         IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this Amendment and Termination of the Plan, effective on this _____ day of __________, 2003.

                                    THE DWYER GROUP, INC.

                                    By: ________________________________________
                                    Title: _____________________________________

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